Exhibit 10.1

BIG LOTS

2019 BONUS PLAN

BIG LOTS 2019 BONUS PLAN

ARTICLE 1. ESTABLISHMENT, EFFECTIVE DATE, AND PURPOSE

1.1	Establishment. Big Lots, Inc. hereby establishes an incentive compensation plan to be known as the Big Lots 2019 Bonus Plan, as set forth in this document.

1.2	Effective Date and Plan Year. This Plan became effective on March 5, 2019 to provide incentive bonuses beginning with the 2019 Fiscal Year.

1.3
Purpose of this Plan. The Plan is designed to reward associates for their contributions to the Company’s success. The Plan is designed to (a) align Participants with key business metrics, (b) attract and retain talent, (c) motivate and reward performance, and (d) align Participants’ interests with those of the Company’s shareholders.

ARTICLE 2. DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Affiliate” means any person with whom the Company would be considered a single employer under Code section 414(b) or (c).

2.2
“Base Salary” means a Participant’s actual annualized gross salary rate (currently known as regular pay) for exempt associates, or as defined in the associate communication regarding a particular annual Bonus, in effect on the Bonus calculation date. Such salary shall be before: (a) deductions for taxes and benefits; and (b) deferrals of salary pursuant to Company-sponsored plans.

2.3
“Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death. In the absence of a written designation by the Participant on a form accepted by the Committee (or its delegate), the Beneficiary shall be the Participant’s surviving spouse, if any, or the Participant’s executor, administrator, or legal representative. If, no later than 180 days after date the Bonus would have been payable under Section 5.2, the Committee (or its delegate) has been unable to locate an executor, administrator or legal representative for a Participant who dies without a surviving spouse or designated Beneficiary, no Bonus will be payable on behalf of the deceased Participant.

2.4	“Board” means the Board of Directors of the Company.

2.5	“Bonus” means a payment subject to the provisions of this Plan.

2.6
“Cause” means your: (a) failure to comply with the policies and procedures of the Company or an Affiliate which such entity reasonably determines has had or is likely to have a material adverse effect on the entity; (b) willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Company or an Affiliate, monetarily or otherwise; (c) violation of laws or regulations governing the Company or an Affiliate; (d) violation of the code of ethics of the Company or an Affiliate; (e) breach of any fiduciary duty owed to the Company or an Affiliate; (f) dishonesty or misrepresentation which the Company or an Affiliate reasonably determines has had or is likely to have a material adverse effect on the Company or an Affiliate; (g) material breach of any provision of this Plan or any other contract between you and the Company or an

Affiliate; (h) involvement in any act of moral turpitude that in the reasonable opinion of the Company or an Affiliate has a materially injurious effect on the Company or an Affiliate, monetarily or otherwise; or (i) breach of the terms of any non-solicitation or confidentiality clauses contained in an employment or other agreement with a former employer.

2.7	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor.

2.8	“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan.

2.9	“Company” means Big Lots, Inc., an Ohio corporation; its successors and assigns; and any entity which shall acquire substantially all its assets.

2.10
“Eligible Position” means an employment position with the Company or an Affiliate which provides the associate in the position the opportunity to participate in the Plan. The Committee (or its delegate) determines Eligible Positions.

2.11	“Fiscal Year” means the fiscal year of the Company (currently comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

2.12	“Participant” means an associate of the Company or an Affiliate who has been approved for participation in the Plan by the Committee (or its delegate).

2.13
“Performance Period” means the period established by the Committee over which the Committee measures whether or not Bonuses have been earned. In most cases, the Performance Period will be the Company’s Fiscal Year, but the Performance Period may be longer or shorter than a Fiscal Year.

2.14	“Termination” or any form thereof means a “separation from service” as defined in Treasury Regulation §1.409A-1(h) by a Participant with the Company and all its Affiliates.

ARTICLE 3. ADMINISTRATION

3.1
Administration. The Plan is administered by the Committee. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2
Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and to adopt or amend rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not limited to, (a) selecting Participants, (b) establishing the terms and conditions for any Bonus opportunity under the Plan, (c) construing any ambiguous provisions of the Plan, (d) establishing performance goals, (e) adopting modifications and amendments to the Plan, including without limitations, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company or is Affiliates operate, and (f) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the Plan.

3.3	Delegation. The Committee may delegate such administrative duties or powers as it may deem advisable to one or more of the Committee’s members, any officer of the Company or its

Affiliates, or any agents or advisors to the Company; and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such delegate may have under this Plan. Subject to applicable law, the Committee may authorize one or more officers of the Company to do one or more of the following on the same basis as the Committee: (a) select Participants (other than the CEO or any executive who reports directly to the CEO); and (b) establish the terms and conditions of the Bonus opportunity for each such selected Participant. The officer(s) shall report periodically to the Committee regarding the nature and scope of the Bonus opportunities granted and earned pursuant to the delegated authority.

3.4
Termination of Approval. The Committee (or its delegate) may withdraw its approval for any Participant’s participation at any time. In the event of such withdrawal, the applicable Participant shall cease to be an active Participant as of the date selected by the Committee (or its delegate) and such Participant shall not be entitled to receive any Bonus for the Performance Period during which the withdrawal occurs.

3.5	Transfers In, Out of and Between Eligible Positions.

(a)	A Participant may be approved for participation during a portion of a Fiscal Year.

(i)
An associate who is newly hired or transferred into an Eligible Position shall have his/her participation prorated so long as the Participant is employed in an Eligible Position for at least 60 days during the Performance Period, or the period of time defined in the associate communication regarding a particular annual Bonus.

(ii)
An associate transferred out of an Eligible Position may receive a prorated Bonus at the discretion of the Committee (or its delegate) provided he/she served in an Eligible Position for at least 60 days during the Performance Period, or the period of time defined in the associate communication regarding a particular annual Bonus.

For purposes of clarity, no associate may receive a prorated Bonus under this Plan and the Company’s Executive Severance Plan for the same period of service.

(b)	Participants transferring between Eligible Positions having different Bonus formulas will receive Bonuses prorated based on the number of days served in each Eligible Position.

3.6	Termination of Employment.

(a)
Except to the extent that the Committee (or its delegate) determines otherwise prior to the end of the Performance Period and notifies the Participant in writing of this determination, or as required by law, the Participant shall forfeit all rights to a Bonus unless the Participant is employed by the Company or an Affiliate on the day on which payments are payable under Section 5.2 (or would have been paid but for a deferred payment election under Section 5.3).

(b)
Notwithstanding Section 3.6(a), a Participant shall not forfeit a Bonus for a Performance Period if (i) the Participant is employed by the Company or an Affiliate at the end of the Performance Period, and (ii) after the end of the Performance Period, but before the Bonus payment date (A) is involuntarily Terminated by the Company or an Affiliate without Cause, or (B) Terminates by reason of retirement, disability, or death. For purposes of clarity, no associate may receive a prorated Bonus under this Plan and the Company’s Executive Severance Plan for the same period of service.

(c)
The Company shall have discretion to provide a pro-rated Bonus (subject to satisfaction of the applicable performance objectives) to a Participant whose employment with the Company or an Affiliate Terminated by reason of retirement, disability, or death during a Performance Period (based on the number of days worked during the Performance Period).

ARTICLE 4. DETERMINATION OF BONUSES

4.1
Bonus Payment Subject to Performance. In addition to the continued employment requirements of Article 3, a Participant will only be entitled to payment of a Bonus upon the attainment of one or more designated performance objectives.

4.2	Performance Objectives.

(a)
The Committee (or its delegate) shall approve one or more performance objective measures applicable to the Performance Period for each Participant (or class of Participants). Such performance objective measures must state the method for computing the amount of the Bonus payable to the Participant (or class of Participants) if the applicable performance objectives are obtained. The Committee may establish any number of Performance Periods, performance objectives and Bonuses for any Participant (or class of Participants).

(b)
The Committee (or its delegate) shall (i) assign each Participant (or class of Participants) a target Bonus opportunity level expressed as a percentage of Base Salary or a whole dollar amount for each performance objective, and (ii) shall establish a payout table or formula for purposes of determining the Bonus (if any) payable to each Participant (or class of Participants) in connection with each performance objective. Each such payout table or formula:

(A)	shall be in writing;

(B)	shall be based on a comparison of actual performance to the performance objectives;

(C)	may include a “threshold” which is the level of achievement of the performance objective in which payout begins;

(D)	shall include a ceiling (a/k/a “maximum”) which is the level of achievement for the maximum Bonus payout percentage; and

(E)
shall provide for a formula for the actual Bonus attainment in relation to the Participant’s target Bonus, depending on the extent to which actual performance approached, reached or exceeded the performance objective goals.

4.3
Vested Bonus. The Committee (or its delegate) shall determine the vested Bonus payable for each Participant based on the actual performance compared to the designated performance objectives established in Section 4.2. The Committee (or its delegate), in its discretion, may cancel, decrease or increase a Bonus calculated under this Plan, but in no event shall the vested Bonus for each performance objective exceed the maximum bonus ceiling applicable to that performance objective.

ARTICLE 5. PAYMENT OF BONUSES

5.1	In General. Once a vested Bonus amount is determined, payment of the vested Bonus shall be made pursuant to Section 5.2, unless such Bonus is deferred in accordance with Section 5.3.

5.2
Current Payment. Except to the extent deferred in accordance with the Section 5.3, a Participant’s Bonus for a Performance Period, determined in accordance with Article 4, shall be paid in immediately available funds to the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) no later than the later of (a) the 15th day of the third month following the Participant’s first taxable year in which such Bonus is no longer subject to a substantial risk of forfeiture (within the meaning of Code section 409A) or (b) the 15th day of the third month following the end of the first taxable year of the service recipient (within the meaning of Code section 409A) in which such Bonus is no longer subject to a substantial risk of forfeiture.

5.3
Deferred Payment. Participants who also participate in the Big Lots Supplemental Savings Plan (or another deferred compensation plan sponsored by the Company or an Affiliate, collectively the “Supplemental Plan”) may elect to defer Bonuses otherwise payable under this Plan to the extent permitted under the Supplemental Plan. Any deferred Bonus will be credited to the Participant’s account under the Supplemental Plan and will be payable as set forth in the Supplemental Plan. For purposes of clarity, to the extent that a Participant has elected to defer all or a portion of the Bonus payable to the Participant in connection with the Fiscal Year in which the Participant’s employment Terminates, such election shall be disregarded and the Bonus shall be paid without deferral because the Supplemental Plan requires payment shortly after a Participant’s Termination, which could otherwise require payment of the deferred bonus before such Bonus would otherwise have been payable under the terms of this Plan.

ARTICLE 6. GENERAL PROVISIONS

6.1
No Right to Future Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Participant’s employment at any time or for any reason, nor confer upon any Participant any right to continue his employment for any specified period of time. No benefits arising under this Plan shall constitute an employment contract with the Company or any of its Affiliates and this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or its Affiliates.

6.2
No Right to Future Bonus Opportunities. No individual shall have the right to be selected to receive a Bonus under this Plan, or, having been so selected for one Performance Period, to be selected to receive a future Bonus.

6.3
Limitation of Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct. The costs of the establishment and the administration of the Plan, including but not limited to legal and accounting fees, shall be borne by the Company.

To the maximum extent permitted under the Company’s Articles of Incorporation and Code of Regulations, each person who is or shall have been a member of the Board, a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3 (Administration), shall be indemnified and held harmless by the Company against and from any (a) loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Code of Regulations, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.4
Governing Law. The Plan and each Bonus shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. The Plan shall be construed to comply with all applicable law and to avoid liability (other than a liability expressly assumed under the Plan) to the Company, an Affiliate or a Participant. Recipients of a Bonus opportunity under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in Franklin County, Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any Bonus.

6.5
Amendment or Termination. The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate the Plan entirely. For the avoidance of doubt, the Committee may amend the Plan as necessary to conform the Plan to the requirements of Code section 409A. For purposes of clarity, the Committee’s use of discretion under Section 4.3 to reduce a Bonus (even if that use of discretion eliminates the Bonus entirely) shall not be treated as an amendment of the Plan or a Participant’s Bonus.

6.6	Tax and Other Withholding. Bonus payments are subject to federal, state and local income and other payroll tax withholding.

The Company or the employing Affiliate shall have the right to deduct from any Bonus payment any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments. The determination of the Company or the employing Affiliate regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.

6.7
No Assignment. Any interest of any Participant under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than pursuant to the laws of descent and distribution, and any attempt to take any such action shall be null and void.

6.8
Code Section 409A. It is intended that the Plan qualify under the short-term deferral exception under Code section 409A and the Treasury Regulations promulgated thereunder, and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Code section 409A and the Treasury Regulations promulgated thereunder.

6.9
Recovery of Compensation. Any Bonus issued under this Plan will be subject to any claw back policy developed by the Board of Directors or the Committee that is consistent with applicable law, whether such Bonus was granted before or after the effective date of any such claw back policy.

6.10
Successors. All obligations of the Company under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon each Participant’s heirs, legal representatives, and successors.

6.11
Interpretation. In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the Plan had never contained such illegal or invalid provisions.